Exhibit 10.29

EXECUTION COPY

AMENDMENT NO. 1

TO

TRANSACTION AGREEMENT

THIS AMENDMENT NO. 1 TO TRANSACTION AGREEMENT (this “Amendment”), dated as of January 16, 2006, between BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (“Boston Scientific”), and ABBOTT LABORATORIES, an Illinois corporation (“Abbott”).

WHEREAS, Boston Scientific and Abbott are parties to that certain Transaction Agreement dated as of January 8, 2006 pursuant to which Abbott agreed to acquire certain assets and businesses and assume certain liabilities of Guidant contingent upon Boston Scientific’s acquisition of Guidant (the “Agreement”);

WHEREAS, Boston Scientific has advised Abbott that it desires to increase the amount of the merger consideration it is offering to pay Guidant shareholders in its proposed acquisition of Guidant; and

WHEREAS, Boston Scientific and Abbott desire to amend the Agreement as provided in this Amendment in accordance with Section 11.07 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the promises and mutual agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

SECTION 1.  Amendments to the Agreement. (a) The parenthetical reference (the “Merger Agreement”) is hereby deleted from the first recital.

(b)                       The phrase “entry into the Merger Agreement” in the third recital is hereby amended and restated to read “entry into the Agreement and Plan of Merger (as such agreement is actually entered into by such parties, and as it may be amended from time to time, the “Merger Agreement”)”

(c)                        The first sentence of Section 2.03(a) of the Agreement is hereby amended and restated to read as follows:

“Abbott shall pay, or cause the applicable Purchaser to pay, an aggregate purchase price for the Assets equal to the sum of: (i) an amount in cash equal to (A) $3,800,000,000 (the “Base Purchase Price”) plus (B) an amount determined in accordance with the provisions of Section 2.03(c) (the “Incremental Purchase Price”), which Incremental Purchase Price shall not exceed $300,000,000 (the sum of the amounts described in clauses (A) and (B), the “Initial Purchase Price”), (ii) the Milestone Payments, and (iii) the Assumed Liabilities (collectively, the “Purchase Price”).”

(d)                       The following new Section 2.03(c) shall be added to the Agreement:

“(c)                            The amount, if any, of the Incremental Purchase Price shall be determined as follows:

(i)             if the Boston Scientific Incremental Value is equal to $1,800,000,000 or more, then the Incremental Purchase Price shall be $300,000,000; or

(ii)          if the Boston Scientific Incremental Value is less than $1,800,000,000 but greater than $0, then the Incremental Purchase Price shall be an amount equal to $300,000,000 multiplied by a fraction, the numerator of which is the Boston Scientific Incremental Value and the denominator of which is $1,800,000,000.

(iii)       “Boston Scientific Incremental Value” means the product of the number of shares of Company Common Stock and (on a fully diluted basis) Company Stock Options (each as defined in the Merger Agreement) outstanding immediately prior to the Merger, multiplied by the excess of (A) the sum of (i) the Cash Portion (as defined in the Merger Agreement) plus (ii) the product of the Stock Portion multiplied by the Parent Average Closing Stock Price (each as defined in the Merger Agreement) (as adjusted consistently with the proviso in clause (i) of Section 2.01(c) of the Merger Agreement) plus (iii) the Interest Portion (as defined in the Merger Agreement) over (B) $72. Boston Scientific will provide written notice to Abbott of the amount, if any, of Boston Scientific Incremental Value on the second Business Day prior to the date of the Closing. The parties agree that under no circumstances will any other adjustment or modification that Boston Scientific may make in connection with its offer to acquire Guidant, whether or not such adjustments or modifications are reflected in the Merger Agreement signed by Boston Scientific and Guidant, be included in the determination of Boston Scientific Incremental Value.”

(e)                        Section 5.01(b) of the Agreement is hereby amended and restated to read as follows:

“(b)            Boston Scientific has provided to Abbott on January 8 a draft of the Agreement and Plan of Merger proposed to be entered into between Boston Scientific and Guidant (such proposed draft, the “Proposed Merger Agreement”). The Merger Agreement, if any, will, insofar as it relates to the Business, be the same in all material respects, as the Proposed Merger Agreement.”

(f)                          Clause (ii) of Section 5.02 of the Agreement is hereby amended by replacing the phrase “contained in the Merger Agreement” with the phrase “contained in the Proposed Merger Agreement”.

(g)                       The first sentence of Section 5.08(k) of the Agreement is hereby amended by replacing the phrase “for a period of five years” with the phrase “for a period of eight years”.

(h)                       The first sentence of Section 5.10(a) of the Agreement is hereby amended and restated to read as follows:

“At the Closing, Abbott will lend Boston Scientific an amount equal to (A) $700,000,000 (the “Base Loan Amount”) plus (B) an amount determined in accordance with the provisions of Section 5.10(c) (the “Incremental Loan Amount”), on a subordinated basis (relative to any senior indebtedness of Boston Scientific during the term of the loan) by wire transfer of immediately available funds to a bank account designated in writing by Boston Scientific to Purchaser not fewer than three Business Days prior to the date of Closing.”

(i)                           The fourth sentence of Section 5.10(a) of the Agreement is hereby amended and restated to read as follows:

“Interest shall accrue on the outstanding principal amount of the loan at a per annum rate of: (A) 5.25% (the “Base Interest Rate”) less (B) the number of basis points determined in accordance with the provisions of Section 5.10(d) (the “Interest Rate Decrease”).”

(j)                           The following new Section 5.10(c) shall be added to the Agreement:

“(c)                            The amount, if any, of the Incremental Loan Amount shall be determined as follows:

(i)             if the Boston Scientific Incremental Value is equal to $1,800,000,000 or more, then the Incremental Loan Amount shall be $200,000,000; or

(ii)          if the Boston Scientific Incremental Value is less than $1,800,000,000 but greater than $0, then the Incremental Loan Amount shall be an amount equal to $200,000,000 multiplied by a fraction, the numerator of which is the Boston Scientific Incremental Value and the denominator of which is $1,800,000,000.”

(k)                        The following new Section 5.10(d) shall be added to the Agreement:

“(d)                           The amount, if any, of the Interest Rate Decrease shall be determined as follows:

(i)             if the Boston Scientific Incremental Value is equal to $1,800,000,000 or more, then the Interest Rate Decrease shall be 125 basis points (such that the interest rate on the loan is 4.0% per annum); or

(ii)          if the Boston Scientific Incremental Value is less than $1,800,000,000 but greater than $0, then the Interest Rate Decrease shall be a number of basis points equal to 125 multiplied by a fraction, the numerator of which is the Boston Scientific Incremental Value and the denominator of which is $1,800,000,000.”

(1)                                  Section 10.02(b)(i) of the Agreement is hereby amended by replacing the phrase “contained in Section 4.01 of the Merger Agreement” with the phrase “contained in Section 4.01 of the Proposed Merger Agreement”.

SECTION 2.  Effectiveness. This Amendment shall be effective only with respect to offers to acquire Guidant that are communicated in writing by Boston Scientific to the Board of Directors of Guidant on or before January 20, 2006.

SECTION 3.  Public Announcement. The provisions contained in Section 11.03 of the Agreement are incorporated by reference in this Amendment as though they were expressly set forth herein.

SECTION 4.  Representations and Warranties. (a) Boston Scientific represents and warrants to Abbott as follows: Boston Scientific is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into, execute and deliver this Amendment. The execution and delivery of this Amendment by Boston Scientific have been duly authorized by all requisite corporate action on the part of Boston Scientific. This Amendment has been duly executed and delivered by Boston Scientific, and, assuming due authorization, execution and delivery by Abbott, this Amendment is a legal, valid and binding obligation of Boston Scientific, enforceable against it in accordance with its terms.

(b)                                 Abbott represents and warrants to Boston Scientific as follows: Abbott is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Illinois and has all necessary corporate power and authority to enter into, execute and deliver this Amendment. The execution and delivery of this Amendment by Abbott have been duly authorized by all requisite corporate action on the part of Abbott. This Amendment has been duly executed and delivered by Abbott, and, assuming due authorization, execution and delivery by Boston Scientific, this Amendment is a legal, valid and binding obligation of Abbott enforceable against it in accordance with its terms.

SECTION 5.  Ratification of Agreement. Except as expressly provided in this Amendment, all of the terms, covenants, and other provisions of the Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. From and after the date hereof, all references to the Agreement shall refer to the Agreement as amended by this Amendment. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Agreement.

SECTION 6.  Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Amendment shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York.

SECTION 7.  Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Boston Scientific and Abbott have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Lawrence C. Best
Name:	Lawrence C. Best
Title:	Executive Vice President, Chief Financial Officer

ABBOTT LABORATORIES

By:	/s/ Richard A. Gonzalez
Name:	Richard A. Gonzalez
Title:	President and Chief Operating Officer, Medical Products Group